Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-1

ZHIBAO TECHNOLOGY INC.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A ordinary share, par value of $0.0001	(1)	Other	14,985,883	$1.03	$15,435,459.49	0.0001531	$2,363.20

Total Offering Amounts:							$15,435,459.49		2,363.20
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$2,363.20

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Offering Note(s)

(1)	Pursuant to Rule 416 under the Securities Act, there is also being registered hereby such indeterminate number of additional Class A ordinary shares as may be issued or issuable because of stock splits, stock dividends stock distributions, and similar transactions.

Represents the sum of up to 14,985,883 Class A ordinary shares of the Company, par value $0.0001 per share (the “Shares”) issuable pursuant to the Equity Purchase Agreement (the “Hudson EPA”), dated as of June 22, 2025, by and between the Company and Hudson Global Ventures, LLC (“Hudson”) establishing an equity line of credit, including (i) up to 14,705,883 Shares that the Company may sell to Hudson, from time to time under the Hudson EPA, and (ii) up to 280,000 Shares issuable to Hudson as commitment shares under the Hudson EPA.

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The proposed maximum offering price per share and proposed maximum aggregate offering price are based upon the average of the high $1.05 and low $1.01 sale prices of our Class A ordinary shares on September 5, 2025, as reported on the Nasdaq.